EXHIBIT 1.01

SanDisk Corporation
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2014 CONFLICT MINERALS REPORT

This Conflict Minerals Report of SanDisk Corporation (together with its subsidiaries unless the context otherwise requires, “SanDisk,” the “Company,” “we,” “us,” or “our”) for calendar year 2014 has been prepared in accordance with Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended (the “Act”). Numerous terms used but not defined in this report have the meanings assigned to them in Rule 13p-1 and Form SD under the Act.
In accordance with Rule 13p-1, we undertook efforts to determine whether the tungsten, tin, tantalum and gold (collectively, the “conflict minerals”) that are necessary to the functionality or production of a product manufactured by us or contracted by us to be manufactured (“necessary conflict minerals”) in calendar year 2014 were sourced from the Democratic Republic of Congo and adjoining countries, as designated by the U.S. Secretary of State (collectively, the “covered countries”), and, if so, whether such necessary conflict minerals directly or indirectly finance or benefit armed groups in the covered countries. We designed our efforts to be in conformity, in all materials respects, with the internationally recognized due diligence framework set forth in The Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition (the “OECD Framework”) and the related supplements for each of the conflict minerals.
SanDisk is a global leader in flash storage solutions with a strong history of innovative products. Our products include flash storage solutions for enterprise data centers and client computing platforms, as well as removable and embedded flash products for mobile devices, cameras, computing devices, automotive, connected home electronics and other applications. Most of our products are made by combining NAND flash memory with a controller and firmware, as well as numerous other components, all of which, other than firmware, may contain conflict minerals or utilize conflict minerals in the production process. As a “downstream” purchaser, we are many steps removed from the mining of conflict minerals. We buy electronic components and mechanical parts (collectively, “parts”) for integration into the products we sell to our customers. We do not purchase raw ore or unrefined conflict minerals and conduct no purchasing activities directly in the covered countries.
Reasonable Country of Origin Inquiry
In our efforts to determine whether, for calendar year 2014, any necessary conflict minerals originated in the covered countries or are from recycled or scrap sources, we performed, in good faith, a reasonable country of origin inquiry (“RCOI”). To determine which suppliers to include in our RCOI, we identified the manufacturing suppliers of parts within our products that contain or may contain necessary conflict minerals. We then requested each of these suppliers to provide us with conflict minerals data using the Conflict Minerals Reporting Template published by the Conflict-Free Sourcing Initiative (“CFSI”).
In their responses to us, suppliers identified various smelters processing tin, tungsten and tantalum and refiners processing gold (collectively, “smelters”) as facilities that may have processed conflict minerals for our products. We then compiled and reviewed this data and, in doing so, compared the data to lists published by the CFSI of smelters that have been found by the CFSI to be compliant with CFSI’s Conflict-Free Smelter Program assessment protocols, are in progress toward compliance or are otherwise actively participating in the program (collectively, the “CFSI List”), as well as the Good Delivery List published by the London Bullion Market Association (“LBMA”).

Based on our RCOI, we had reason to believe that the necessary conflict minerals may have originated in the covered countries and may not have come from recycled or scrap sources. Accordingly, we performed due diligence on our supply chain for calendar year 2014, as described in further detail below.
Supply Chain Due Diligence
We designed our supply chain due diligence measures for calendar year 2014 based on the OECD Framework and related supplements in an effort to determine, to the best of our ability, the source and chain of custody of the necessary conflict minerals for our products and, if any necessary conflict minerals originated in a covered country, whether armed groups directly or indirectly benefitted as a result. Our due diligence measures included, among others, the following:

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Governance Structure. Our compliance with Rule 13p-1was overseen by an internal, cross-functional team that included representatives from our operations, finance, legal, internal audit and risk management organizations. Working group members reported to our Executive Steering Committee, which in turn reported to the Audit Committee of our Board of Directors, status updates on our due diligence program and compliance with Rule 13p-1.

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Data Assessment Procedures. As part of our RCOI, we requested suppliers to provide information at a company, product category and product-specific level. We tracked supplier responses to our RCOI and reviewed and validated information provided by suppliers using our data management system. We enhanced our data collection and analysis, including through the initial implementation of a third-party conflict minerals data management system. In reviewing supplier responses, we assessed the reasonableness of the information that we received based on factors such as the completeness and quality of the response and noted any “red flags.” We followed up with relevant suppliers, in some cases second-tier suppliers, and industry sources, as needed, to obtain initial responses, additional data and clarifications.

•	Smelter Validation. We validated smelters identified by our suppliers against the CFSI List and the LBMA’s Good Delivery List. We categorized the smelters into the following categories:

(1)
Compliant. The smelter is either: (a) part of the Conflict-Free Smelter Program, has completed an audit commissioned by the CFSI and has demonstrated that all the conflict minerals processed by the smelter originated from conflict-free sources (“CFSI-compliant”); or (b) accredited by the LBMA (“LBMA-accredited”).

(2)	Validated. CFSI has assigned the smelter an identification number, validating that the smelter exists, but the smelter is neither CFSI-compliant nor LBMA-accredited.

(3)	Other. The smelter is not on either the CFSI List or the LBMA’s Good Delivery List and further diligence is needed.

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Conflict Minerals Policy. We have a Conflict Minerals Policy that we expect suppliers of production materials, components and manufacturing services throughout our supply chain to support. Our Conflict Minerals Policy is publicly available on our website at http://www.sandisk.com/about-sandisk/corporate-responsibility/social/.

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Supplier Code of Conduct. Our Supplier Code of Conduct includes guidelines related to responsible sourcing of conflict minerals modeled after the Electronic Industry Citizenship Coalition (“EICC”) Code of Conduct. Our Supplier Code of Conduct is publicly available on our website at http://www.sandisk.com/about-sandisk/supplier-management/.

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Internal Training. We provided internal training to personnel in relevant business functions, including operations, research and development, finance, legal, internal audit and risk management, on conflict minerals and compliance with Rule 13p-1. We developed and implemented an internal online tool to ensure standardized and comprehensive conflict minerals training for such personnel.

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Industry Group Participation. As a member of the EICC, we worked with industry groups focused on advancing social responsibility and promoting the sourcing of conflict-free minerals and engaged regularly with our industry peers in order to further develop and better implement standards, tools and best practices relating to conflict minerals. We were actively involved in the CFSI, with certain SanDisk personnel serving as members on the CFSI’s Smelter Engagement Team and Due Diligence Practices Team.

DRC Conflict Status
Based on our due diligence efforts described above, we were unable to determine that the necessary conflict minerals did not originate in the covered countries or did not directly or indirectly finance or benefit armed groups in the covered countries. Accordingly, we have concluded that, for calendar year 2014, all of the products manufactured by us or contracted by us to be manufactured are DRC conflict undeterminable.
Product Descriptions
We identified the following products manufactured by us or contracted by us to be manufactured in 2014 that may contain necessary conflict minerals:

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Removable Cards: Removable flash cards designed for use in a variety of applications and consumer devices, including digital cameras, camcorders, mobile products such as smartphones, tablets and eReaders, as well as in automobiles, connected home electronics and other applications

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Embedded Products: Embedded flash products designed for use in mobile phones, tablets, notebooks, wearable devices, automobiles, connected home electronics and various other applications, including our iNAND™ embedded flash product line, our multi-chip packages solutions and custom embedded solutions

•	Client Solid State Drives: Solid state drives for client computing applications, which encompass desktop computers, notebook computers, tablets and other computing devices

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Enterprise Solid State Drives: Enterprise solid state drives used in high-capacity and/or high-performance data storage applications and encompassing all major storage interface protocols, including Serial Attached SCSI (SAS), Serial ATA (SATA) and Peripheral Component Interconnect Express (PCIe)

•	USB Flash Drives: USB flash drives used in computing and consumer devices

•	Digital Media Players and Wireless Drives: Flash-based digital media players and wireless media and flash drive products

•	Wafers and Components: Flash memory wafers and memory components that we sell to customers who package the memory under their own brands or embed the memory in other products
Facility Information
Smelters identified to us by our suppliers as facilities that may have processed necessary conflict minerals for our products and that we have categorized as either “compliant” or “validated,” as described above, as well as the countries from aggregate lists of countries from which these smelters collectively source conflict minerals, to the extent such detailed sourcing information has been reported to the CFSI, are listed in Appendix A hereto. Our efforts to determine the mine or location of origin of the necessary conflict minerals in our products with the greatest possible specificity consisted of the due diligence measures described in this report. In particular, as the CFSI, through its Conflict-Free Smelter Program, assesses whether sufficient evidence exists regarding the mine or location of origin of the conflict minerals processed by smelters in the program, we have relied upon the smelter information made available by the CFSI.

Further Mitigating Steps
To further mitigate the risk that our necessary conflict minerals benefit armed groups in the covered countries and to improve our due diligence processes, we have taken or intend to take the following steps in calendar year 2015:

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Continued Supplier Engagement. We continue to engage with suppliers to improve supplier response rates and the accuracy, specificity and completeness of information provided by them. We also continue to impress upon them the importance of sourcing conflict minerals responsibly and garner their efforts to transition to CFSI-compliant or LBMA-accredited smelters. Through such efforts, we aim to ultimately encourage smelters to achieve and maintain compliance with the Conflict-Free Smelter Program or accreditation from the LBMA. We continue to require supplier compliance with our Conflict Minerals Policy and our Supplier Code of Conduct.

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Enhanced Data Management Systems. We are further enhancing our conflict minerals data collection and analysis by, among other things, implementing additional functionality in our third-party conflict minerals data management system.

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Ongoing Smelter Validation. We continue to compare and validate the information we have received from suppliers against updated information collected via the Conflict-Free Smelter Program, as well as the LBMA’s Good Delivery List.

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Continued Industry Collaboration. We continue to participate with the CFSI in creating industry-wide mechanisms relating to conflict minerals compliance using collaborative and collective measures, as well as continue to collaborate with industry peers to improve the systems of transparency and control in our common supply chains. We benchmark our conflict minerals practices against those of our industry peers as they evolve to determine best practices and make further improvements.

The historical statements contained in this report are based on our RCOI and supply chain due diligence efforts performed in good faith by us for the period covered by this report and on the conflict minerals reporting infrastructure and information available to us at the time of the filing of the Form SD to which this report relates. A number of factors could affect the accuracy of these statements, including unavailable, incomplete or inaccurate supplier, smelter or mine data or other information from industry or other third-party sources, evolving smelter designations or further guidance from the Securities and Exchange Commission regarding Rule 13p-1 and Form SD.
This report also contains forward-looking statements, including our plans to mitigate risk and improve our due diligence processes, which are based on our current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Risks that may cause these forward-looking statements to be inaccurate include: we may fail to carry out these plans in a timely manner or at all; our suppliers, their respective suppliers and smelters, our industry peers or industry groups may not cooperate with us in our efforts to carry out these plans; these plans may not be effective; or other risks detailed from time-to-time in our Securities and Exchange Commission filings and reports, including, but not limited to, our most recent quarterly report on Form 10-Q. We do not intend to update the information contained in this report.
Information contained on the websites referenced in this report, including, but not limited to, information in our Conflict Minerals Policy and Supplier Code of Conduct, is not a part of this report, and the inclusion of such website addresses in this report are inactive textual references only.
SanDisk, iNAND and others are trademarks of SanDisk Corporation. Other trademarks are used for identification purposes only and may be the property of their respective owners.

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Appendix A

Smelter Names*:
A.L.M.T. TUNGSTEN Corp.	Dowa
Advanced Chemical Company	Duoluoshan
Aida Chemical Industries Co., Ltd.	Eco-System Recycling Co., Ltd.
Allgemeine Gold-und Silberscheideanstalt A.G.	EM Vinto
Almalyk Mining and Metallurgical Complex (AMMC)	Estanho de Rondônia S.A.
Alpha	Exotech Inc.
AngloGold Ashanti Córrego do Sítio Mineração	F&X Electro-Materials Ltd.
Argor-Heraeus SA	Faggi Enrico S.p.A.
Asahi Pretec Corporation	Feinhütte Halsbrücke GmbH
Asaka Riken Co., Ltd.	Fenix Metals
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Fujian Jinxin Tungsten Co., Ltd.
Aurubis AG	Gansu Seemine Material Hi-Tech Co., Ltd.
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Ganzhou Huaxing Tungsten Products Co., Ltd.
Bauer Walser AG	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Boliden AB	Ganzhou Non-ferrous Metals Smelting Co., Ltd.
C. Hafner GmbH + Co. KG	Ganzhou Seadragon W & Mo Co., Ltd.
Caridad	Gejiu Kai Meng Industry and Trade LLC
CCR Refinery – Glencore Canada Corporation	Gejiu Non-Ferrous Metal Processing Co., Ltd.
Cendres + Métaux SA	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Changsha South Tantalum Niobium Co., Ltd.	Gejiu Zili Mining And Metallurgy Co., Ltd.
Chenzhou Diamond Tungsten Products Co., Ltd.	Global Advanced Metals Aizu
Chimet S.p.A.	Global Advanced Metals Boyertown
China National Gold Group Corporation	Global Tungsten & Powders Corp.
China Tin Group Co., Ltd.	Guangdong Jinding Gold Limited
Chongyi Zhangyuan Tungsten Co., Ltd.	Guangdong Xianglu Tungsten Co., Ltd.
Chugai Mining	Guangdong Zhiyuan New Material Co., Ltd.
CNMC (Guangxi) PGMA Co., Ltd.	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch
Colt Refining	H.C. Starck Co., Ltd.
Conghua Tantalum and Niobium Smeltry	H.C. Starck GmbH
Cooperativa Metalurgica de Rondônia Ltda.	H.C. Starck GmbH Goslar
CV Gita Pesona	H.C. Starck GmbH Laufenburg
CV Makmur Jaya	H.C. Starck Hermsdorf GmbH
CV Serumpun Sebalai	H.C. Starck Inc.
CV United Smelting	H.C. Starck Ltd.
Daejin Indus Co., Ltd.	H.C. Starck Smelting GmbH & Co.KG
DaeryongENC	Hangzhou Fuchunjiang Smelting Co., Ltd.
Daye Non-Ferrous Metals Mining Ltd.	Heimerle + Meule GmbH
Dayu Weiliang Tungsten Co., Ltd.	Hengyang King Xing Lifeng New Materials Co., Ltd.
Do Sung Corporation	Heraeus Ltd. Hong Kong
Doduco	Heraeus Precious Metals GmbH & Co. KG

Smelter Names*:
Hi-Temp Specialty Metals, Inc.	Lingbao Gold Company Limited
Huichang Jinshunda Tin Co., Ltd.	Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Hunan Chenzhou Mining Group Co., Ltd.	Linwu Xianggui Ore Smelting Co., Ltd.
Hunan Chunchang Nonferrous Metals Co., Ltd.	LSM Brasil S.A.
Hwasung CJ Co., Ltd.	LS-NIKKO Copper Inc.
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Ishifuku Metal Industry Co., Ltd.	Magnu's Minerais Metais e Ligas Ltda.
Istanbul Gold Refinery	Malaysia Smelting Corporation (MSC)
Japan Mint	Malipo Haiyu Tungsten Co., Ltd.
Japan New Metals Co., Ltd.	Materion
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	Matsuda Sangyo Co., Ltd.
Jiangxi Copper Company Limited	Melt Metais e Ligas S/A
Jiangxi Gan Bei Tungsten Co., Ltd.	Metallic Resources, Inc.
Jiangxi Ketai Advanced Material Co., Ltd.	Metallo Chimique
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	Metallurgical Products India Pvt., Ltd.
Jiangxi Nanshan	Metalor Technologies (Hong Kong) Ltd.
Jiangxi Richsea New Materials Co., Ltd.	Metalor Technologies (Singapore) Pte., Ltd.
Jiangxi Shunda Huichang Kam Tin Co., Ltd.	Metalor Technologies SA
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	Metalor USA Refining Corporation
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	Mineração Taboca S.A.
Jiangxi Yaosheng Tungsten Co., Ltd.	Minsur
JiuJiang JinXin Nonferrous Metals Co., Ltd.	Mitsubishi Materials Corporation
Jiujiang Tanbre Co., Ltd.	Mitsui Mining and Smelting Co., Ltd.
Johnson Matthey Inc.	Molycorp Silmet A.S.
Johnson Matthey Limited	Moscow Special Alloys Processing Plant
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Nadir Metal Rafineri San. Ve Tic. A.Ş.
JSC Uralelectromed	Navoi Mining and Metallurgical Combinat
JX Nippon Mining & Metals Co., Ltd.	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Kazzinc	Nihon Material Co., Ltd.
KEMET Blue Metals	Ningxia Orient Tantalum Industry Co., Ltd.
KEMET Blue Powder	Novosibirsk Processing Plant Ltd.
Kennametal Fallon	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Kennametal Huntsville	O.M. Manufacturing (Thailand) Co., Ltd.
Kennecott Utah Copper LLC	O.M. Manufacturing Philippines, Inc.
King-Tan Tantalum Industry Ltd.	Ohio Precious Metals, LLC
Kojima Chemicals Co., Ltd.	Ohura Precious Metal Industry Co., Ltd.
Korea Metal Co., Ltd.	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
Kyrgyzaltyn JSC	OJSC Kolyma Refinery
L' azurde Company For Jewelry	OJSC Novosibirsk Refinery

Smelter Names*:
Operaciones Metalurgical S.A.	PT Tinindo Inter Nusa
PAMP SA	PT Tommy Utama
Penglai Penggang Gold Industry Co., Ltd.	PT Wahana Perkit Jaya
Plansee SE Liezen	PT Yinchendo Mining Industry
Plansee SE Reutte	PX Précinox SA
Prioksky Plant of Non-Ferrous Metals	QuantumClean
PT Alam Lestari Kencana	Rand Refinery (Pty) Ltd.
PT Aneka Tambang (Persero) Tbk	Republic Metals Corporation
PT Aries Kencana Sejahtera	RFH Tantalum Smeltry Co., Ltd.
PT Artha Cipta Langgeng	Royal Canadian Mint
PT ATD Makmur Mandiri Jaya	Rui Da Hung
PT Babel Inti Perkasa	Sabin Metal Corp.
PT Babel Surya Alam Lestari	Samduck Precious Metals
PT Bangka Kudai Tin	SAMWON Metals Corp.
PT Bangka Putra Karya	Schone Edelmetaal
PT Bangka Timah Utama Sejahtera	SEMPSA Joyería Platería SA
PT Bangka Tin Industry	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
PT Belitung Industri Sejahtera	Shanghai Jiangxi Metals Co. Ltd
PT BilliTin Makmur Lestari	Singway Technology Co., Ltd.
PT Bukit Timah	So Accurate Group, Inc.
PT DS Jaya Abadi	SOE Shyolkovsky Factory of Secondary Precious Metals
PT Eunindo Usaha Mandiri	Soft Metais Ltda.
PT Fang Di MulTindo	Solar Applied Materials Technology Corp.
PT HANJAYA PERKASA METALS	Solikamsk Magnesium Works OAO
PT HP Metals Indonesia	Sumitomo Metal Mining Co., Ltd.
PT Inti Stania Prima	Taki Chemicals
PT Justindo	Tanaka Kikinzoku Kogyo K.K.
PT Karimun Mining	Tantalite Resources
PT Koba Tin	Tejing (Vietnam) Tungsten Co., Ltd.
PT Mitra Stania Prima	Telex Metals
PT Panca Mega Persada	Thaisarco
PT Pelat Timah Nusantara Tbk	The Great Wall Gold and Silver Refinery of China
PT Prima Timah Utama	The Refinery of Shandong Gold Mining Co., Ltd.
PT Refined Bangka Tin	Tokuriki Honten Co., Ltd.
PT Sariwiguna Binasentosa	Tongling Nonferrous Metals Group Co., Ltd.
PT Seirama Tin Investment	Torecom
PT Stanindo Inti Perkasa	Ulba Metallurgical Plant JSC
PT Sumber Jaya Indah	Umicore Brasil Ltda.
PT Supra Sukses Trinusa	Umicore Precious Metals Thailand
PT Timah (Persero) Tbk Kundur	Umicore SA Business Unit Precious Metals Refining
PT Timah (Persero) Tbk Mentok	United Precious Metal Refining, Inc.

Smelter Names*:
Valcambi SA	Yamamoto Precious Metal Co., Ltd.
Vietnam Youngsun Tungsten Industry Co., Ltd.	Yichun Jin Yang Rare Metal Co., Ltd.
VQB Mineral and Trading Group JSC	Yokohama Metal Co., Ltd.
Western Australian Mint trading as The Perth Mint	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
White Solder Metalurgia e Mineração Ltda.	Yunnan Copper Industry Co., Ltd.
Wolfram Bergbau und Hütten AG	Yunnan Tin Group (Holding) Company Limited
Wolfram Company CJSC	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Xiamen Tungsten (H.C.) Co., Ltd.	Zhuzhou Cemented Carbide Group Co Ltd
Xiamen Tungsten Co., Ltd.	Zijin Mining Group Co., Ltd. Gold Refinery
Xinhai Rendan Shaoguan Tungsten Co., Ltd.

*	Smelter names as reported by the CFSI and the LBMA as of April 29, 2015 and May 3, 2015, respectively.

Countries of Origin†
Angola	Guyana	Russia
Argentina	Hungary	Rwanda
Australia	India	Sierra Leone
Austria	Indonesia	Singapore
Belgium	Ireland	Slovakia
Bolivia	Israel	South Africa
Brazil	Japan	South Korea
Burundi	Kazakhstan	South Sudan
Canada	Kenya	Spain
Central African Republic	Laos	Suriname
Chile	Luxembourg	Switzerland
China	Madagascar	Taiwan
Columbia	Malaysia	Tanzania
Cote D’Ivoire	Mongolia	Thailand
Czech Republic	Mozambique	Uganda
Democratic Republic of Congo	Myanmar	United Kingdom
Djibouti	Namibia	United States of America
Egypt	Netherlands	Vietnam
Estonia	Nigeria	Zambia
Ethiopia	Peru	Zimbabwe
France	Portugal
Germany	Republic of Congo

†
Countries from the aggregate lists of countries from which the smelters listed above collectively source conflict minerals, to the extent such detailed sourcing information had been reported to the CFSI as of March 31, 2015.

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